Exhibit 99.2

VERTEX CORPORATE HOLDINGS INC.

QUARTERLY REPORT

For Nine Months Ended September 30, 2016

CONSOLIDATED FINANCIAL STATEMENTS

Index to Consolidated Financial Statements

(Unaudited)

Independent Auditor’s Review Report

Board of Directors

Vertex Corporate Holdings Inc.

Report on the Financial Statements

We have reviewed the accompanying consolidated financial statements of Vertex Corporate Holdings Inc. and its subsidiaries (the Company) as of September 30, 2016, and for the nine-month periods ended September 30, 2016 and 2015.

Management’s Responsibility

Management is responsible for the preparation and fair presentation of the interim financial information in accordance with accounting principles generally accepted in the United States of America; this responsibility includes the design, implementation and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with generally accepted accounting principles.

Auditor’s Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial information for it to be in accordance with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP

Houston, Texas

October 4, 2017

VERTEX CORPORATE HOLDINGS INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

(In thousands, except share and per share amounts)

September 30, 2016

Assets

Current assets:
Cash	$3
Accounts receivable, net	2,854
Inventories, net	14,796
Deferred tax assets (current portion)	94
Other current assets	160

Total current assets	17,907

Property and equipment, net	59
Goodwill	5,363
Deferred tax assets, net	525
Other assets	116

Total assets	$23,970

Liabilities and stockholder’s equity

Current liabilities:
Trade accounts payable	$1,071
Accrued expenses	1,441

Total liabilities	2,512

Commitments and contingencies (Note 5 and 6)	—

Stockholder’s equity:
Common stock, $1.00 par value, 4,300,000 shares authorized, issued
and outstanding	4,300
Distribution to parent	(16,386)
Retained earnings	33,544

Total stockholder’s equity	21,458

Total liabilities and stockholder’s equity	$23,970

The accompanying notes are an integral part of these unaudited consolidated financial statements.

VERTEX CORPORATE HOLDINGS INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Unaudited)

(In thousands)

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2016	2015

Revenue	$22,668	$26,854
Cost of sales	13,639	16,911
Gross profit	9,029	9,943

Selling expenses	6,191	6,922
General and administrative expenses	722	734

Income before income taxes	2,116	2,287

Income tax expense	778	829

Net income	$1,338	$1,458

Comprehensive income	$1,338	$1,458

The accompanying notes are an integral part of these unaudited consolidated financial statements.

VERTEX CORPORATE HOLDINGS INC.

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

(Unaudited)

(In thousands)

					Total
	Common Stock		Distribution	Retained	Stockholder’s
	Shares	Amount	to Parent	Earnings	Equity

Balances, December 31, 2015	4,300	4,300	(15,365)	32,206	21,141

Distributions	—	—	(1,021)	—	(1,021)

Net income	—	—	—	1,338	1,338

Balances, September 30, 2016	4,300	$4,300	$(16,386)	$33,544	$21,458

The accompanying notes are an integral part of these unaudited consolidated financial statements.

VERTEX CORPORATE HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,	Nine Months Ended September 30,
	2016	2015

Operating activities:
Net income	$1,338	$1,458
Adjustments to reconcile net income to cash flows provided by operating activities:
Bad debt expense	—	81
Depreciation and amortization	35	36
Deferred income taxes	154	(607)

Changes in assets and liabilities:
Trade accounts receivable	(293)	(50)
Inventory	721	876
Trade accounts payable	(1,526)	(847)
Other assets and liabilities, net	600	80
Net cash provided by operating activities	1,029	1,027

Investing activities
Capital expenditures	(13)	(17)
Cash used in investing activities	(13)	(17)

Financing activities
Distribution to parent	(1,021)	(1,010)
Cash used in financing activities	(1,021)	(1,010)
Net change in cash	(5)	—
Cash at beginning of year	8	9

Cash at end of year	$3	$9

The accompanying notes are an integral part of these unaudited consolidated financial statements.

VERTEX CORPORATE HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     Organization and Summary of Significant Accounting Policies

Description of Business

Vertex Corporate Holdings, Inc., together with its subsidiaries (collectively “Vertex” or the “Company”) is a master distributor of industrial fasteners with sales and distribution centers throughout the United States, specializing in corrosion resistant and specialty alloy inch and metric threaded fasteners, rivets, and hose clamps. Vertex products are used in a broad array of end markets including industrial supply, water and waste water, general manufacturing, power generation, marine, and oil and gas.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements for the nine months ended September 30, 2016, include the accounts of the Company and its subsidiaries, and have been prepared following accounting principles generally accepted in the United States (“GAAP”) for interim financial information. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the results of the interim period has been included. The results of operations for the interim period are not necessarily indicative of the results that may be expected for the full year. The accompanying consolidated financial statements include the accounts of Vertex Corporate Holdings, Inc. (“VERTEX”) and its direct wholly owned subsidiary, Vertex PFI, Inc. (“VPFI”) and its indirect subsidiary, PFI, LLC (“PFILLC”), which is a wholly owned subsidiary of VPFI. VERTEX and VPFI are both Delaware corporations and PFILLC is a Rhode Island Limited Liability Corporation. VERTEX is a direct wholly owned subsidiary of DXP Enterprises, Inc. (“DXP”, or “Parent”), a Texas Corporation. All significant subsidiary intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash

Cash equivalents are defined as short-term investments with maturity dates of 90 days or less at time of purchase. The Company places its cash and equivalents with institutions with high credit quality.

Accounts Receivables and Credit Risk

Trade receivables consist primarily of uncollateralized customer obligations due under normal trade terms, which usually require payment within 30 days of the invoice date. However, these payment terms are extended in select cases and customers may not pay within stated trade terms.

VERTEX CORPORATE HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company has trade receivables from a diversified customer base located in various regions of the United States. The Company believes no significant concentration of credit risk exists. The Company evaluates the credit worthiness of its customers’ financial positions and monitors accounts on a regular basis, but generally does not require collateral. Provisions to the allowance for doubtful accounts are made monthly and adjustments are made periodically (as circumstances warrant) based upon management’s best estimate of the collectability of such accounts. The Company writes-off uncollectible trade accounts receivable when the accounts are determined to be uncollectible.

The Company maintains an allowance for losses based upon the expected collectability of accounts receivable. Changes in this allowance for the nine months ended September 30, were as follows:

2016
(In thousands)
Balance at December 31	$207
Net change	(167)

Balance at September 30	$40

Inventories

Inventories consist principally of finished goods and are priced at lower of cost or market, cost being determined using the first-in, first-out (“FIFO”) method. Reserves are provided against inventories for estimated obsolescence based upon the aging of the inventories and market trends and are applied as a reduction in cost of associated inventory. The reserve for inventory may periodically require adjustment as the factors identified above change. At September 30, 2016 the inventory reserve was approximately $1.8 million.

Property and Equipment

Property and equipment are carried on the basis of cost. Depreciation of property and equipment is computed using the straight-line method over their estimated useful lives. Maintenance and repairs of depreciable assets are charged against earnings as incurred. When properties are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and gains or losses are credited or charged to earnings.

The principal estimated useful lives used in determining depreciation are as follows:

Furniture, fixtures and equipment	3-20 years
Leasehold improvements	Shorter of estimated useful life or related lease term

Total depreciation expense was approximately $35,000 and $36,000 for the nine months ended September 30, 2016 and 2015, respectively.

VERTEX CORPORATE HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Goodwill

Goodwill represents the excess of the amount paid to acquire businesses over the estimated fair value of tangible assets and identifiable intangible assets acquired, less liabilities assumed. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates and asset lives among other items. At September 30, 2016, the goodwill balance was approximately $5.4 million representing 22.4% of the Company’s total assets.

The Company’s goodwill impairment assessment first permits evaluating qualitative factors to determine if a reporting unit’s carrying value would more likely than not exceed its fair value. If the Company concludes, based on the qualitative assessment, that a reporting unit’s carrying value would more likely than not exceed its fair value, the Company would perform a two-step quantitative test for that reporting unit. When a quantitative assessment is performed, the first step is to identify a potential impairment, and the second step measures the amount of the impairment loss, if any. Goodwill is deemed to be impaired if the carrying amount of a reporting unit’s goodwill exceeds its estimated fair value.

Impairment of Long-Lived Assets, Excluding Goodwill

The Company normally tests long-lived assets or asset groups for recoverability on an annual basis and when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value. At September 30, 2016, the long-lived assets were significantly fully depreciated with a net book basis of $59,000. Consequently, the Company determined no impairment test was warranted and no impairment was recognized during the nine months ended September 30, 2016.

Defined Benefit Plan

VERTEX has a non-contributory defined benefit pension plan for those current and former employees at its Attleboro, Massachusetts location who are subject to a collective bargaining agreement under the PFI Union.

The benefit provisions to participants of the defined benefit plan are calculated based on the number of years of service and an annual negotiated Plan benefit per year of service. Annual compensation (or future compensation increases) is not used in calculating the benefit or future Plan contributions.

It is the Company’s policy to fund amounts for pensions sufficient to meet the minimum funding requirements set forth in applicable employee benefit class, which currently approximates the benefit payments made each year.

VERTEX CORPORATE HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Segment Reporting

The Company operates in a single operating and reporting segment, sales of industrial fasteners to the U.S. market.

Revenue Recognition, Returns & Allowances

The Company recognizes revenue when the following four basic criteria have been met:

1. Persuasive evidence of an arrangement exists;

2. Delivery has occurred or services have been rendered;

3. The seller’s price to the buyer is fixed or determinable; and

4. Collectability is reasonably assured.

The Company records revenue when customers take delivery of products. Customers may pick up products at any distribution center location, or products may be delivered via third party carriers. Products shipped via third party carriers are considered delivered based on the shipping terms, which are generally FOB shipping point. Normal payment terms are net 30 days. Customers are permitted to return product only on a case by case basis. Product exchanges are handled as a credit, with any replacement item being re-invoiced to the customer. Customer returns are recorded as an adjustment to sales.

In the past, customer returns have not been material. The Company has no installation obligations. The Company may offer sales incentives, which are accrued monthly as an adjustment to sales. The Company reserves for potential customer returns based upon the historical level of returns.

Shipping and Handling Costs

The Company classifies shipping and handling charges billed to customers as sales. Shipping and handling charges paid to others are classified as a component of cost of sales.

Cost of Sales and Selling, General and Administrative Expense

Cost of sales includes product and product related costs, inbound freight charges, internal transfer costs and depreciation. Selling, general and administrative expense includes purchasing and receiving costs, inspection costs, warehousing costs, depreciation and amortization.

Accounting for Uncertainty in Income Taxes

A position taken or expected to be taken in a tax return is recognized in the financial statements when it is more likely than not (i.e. a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states. The Company’s policy is to recognize interest related to unrecognized tax benefits as interest expense and penalties as operating expenses. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter.

VERTEX CORPORATE HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Financial Instruments

The carrying values of accounts receivable, trade accounts payable and accrued and other current liabilities approximate fair value, due to the short maturity of these instruments.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) is the sole source of authoritative GAAP other than SEC issued rules and regulations that apply only to SEC registrants. The FASB issues an Accounting Standard Update (“ASU”) to communicate changes to the codification. The Company considers the applicability and impact of all ASUs. The following recently issued ASUs are relevant to the Company.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” The amendments in this ASU address eight cash flow issues with the intention of reducing current diversity in practice among business entities. The Company will evaluate the eight issues in the amendment and determine if any changes are necessary for compliance. ASU 2016-15 is effective for annual and interim periods beginning after December 15, 2017; early adoption is permitted and should be applied retrospectively where practical. The Company will determine the date of adoption, once the Company has evaluated the impact of this ASU.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases greater than 1 year, both capital and operating leases. This update is effective for public companies for fiscal years beginning after December 15, 2018 with early adoption permitted. The Company has not yet evaluated this ASU.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740) — Balance Sheet Classification of Deferred Taxes.” ASU No. 2015-17 eliminates the requirement to classify deferred tax assets and liabilities as current or long-term based on how the related assets or liabilities are classified. All deferred taxes are now required to be classified as long-term including any associated valuation allowances. This guidance is effective for public companies for fiscal years beginning after December 15, 2016 with early adoption permitted on either a prospective or retrospective basis. The Company is currently evaluating the timing of adoption of this ASU which impacts only the balance sheet presentation.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory” (Topic 330), which changes guidance for subsequent measurement of inventory within the scope of the update from the lower of cost or market to the lower of cost and net realizable value. This update is effective for annual and interim periods beginning after December 15, 2016 and early adoption is permitted. The Company is currently evaluating the effects of adoption of this guidance on the Company’s consolidated financial statements as well as determining the timing of adoption.

VERTEX CORPORATE HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition,” and most industry-specific guidance. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. The amendments in the ASU must be applied using one of two retrospective methods and are effective for annual and interim periods beginning after December 15, 2017. Early adoption for annual and interim periods beginning after December 31, 2017 is permitted. As the Company recognizes revenue only once product has shipped, it does not believe this ASU will have a significant impact on its revenue recognition policy. However, the Company is still evaluating the impact of this ASU on its financial position and results of operations, timing of adoption, and which implementation method the Company will use.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

2. Detail of Selected Balance Sheet Accounts

Inventories

At September 30, 2016, the carrying values of the Company’s finished goods inventories are $14.8 million net of inventory reserves of $1.8 million.

Property and Equipment

Property and equipment were as follows (in thousands):

September 30, 2016
(In thousands)
Leasehold improvements	$409
Furniture and fixtures	110
Computer equipment and software	395
Tools and equipment	999

1,913
Accumulated depreciation	(1,854)

$59

Depreciation expense was approximately $35,000 and $36,000 for the nine months ended September 30, 2016 and 2015, respectively.

VERTEX CORPORATE HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Goodwill

At September 30, 2016, the goodwill balance was $5.4 million representing 22.4% of the Company’s total assets. No impairments or additions were recognized during the nine months ended September 30, 2016.

Distribution to Parent

The balance at September 30, 2016, reflects the net of movements of cash, inventory, income taxes and expense charges between the Company and Parent.

Accrued Expenses

Accrued expenses, as of September 30, were as follows:

2016
(In thousands)
Income taxes payable	$908
Accrued commissions	242
Net pension liability	63
Other	228

$1,441

3. Fair Value

Within the framework for measuring fair value, ASC 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard defines the three levels of inputs used to measure fair value as follows:

●	Level 1: Inputs are unadjusted quoted prices for identical assets or liabilities in active markets, which primarily consist of financial instruments, traded on exchange or futures markets.

●	Level 2: Inputs are other than quoted prices in active markets (included in Level 1), which are directly or indirectly observable as of the financial reporting date, including derivative instruments transacted primarily in over-the-counter markets.

●	Level 3: Unobservable inputs, which include inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

As of September 30, 2016, the Company had no outstanding assets or liabilities (except plan assets) measured at fair value on a recurring basis which were measured using Level 1 and Level 2 inputs.

The Plan assets at September 30, 2016 of $914,000 are all classified as Level 1 and as such have readily observable prices and therefore a reliable fair value.

VERTEX CORPORATE HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Inventories consist principally of finished goods and are priced at lower of cost or market, cost being determined using the FIFO method. Reserves are provided against inventories for estimated obsolescence based upon the aging of the inventories and market trends (which were determined to be level 3 inputs) and are applied as a reduction in cost of associated inventory.

4. Income Taxes

Tax expense for the nine months ended September 30, 2016, was $0.8 million on pretax income of $2.1 million. The effective tax rate for the nine months ended September 30, 2016 was 36.8%.

At September 30, 2015, tax expense was $0.8 million on pretax income of $2.3 million. The effective tax rate for the nine months ended September 30, 2015 was 36.2%.

5. Commitments and Contingencies

From time to time, the Company may be party to various legal proceedings arising in the ordinary course of business. While the Company is unable to predict the outcome of these lawsuits, it believes that the ultimate resolution will not have, either individually or in the aggregate, a material adverse effect on the Company’s consolidated financial position, cash flows, or results of operations.

6. Retirement-related Benefits

Defined Contribution Plan

Through its Parent, the Company’s employees are offered a 401(k) plan which is available to substantially all employees. The Company matches employee contributions at a rate of 50 percent of up to 4 percent of salary deferral.

Defined Benefit Plan

VERTEX has a non-contributory defined benefit pension plan for those current and former warehouse employees at its Attleboro, Massachusetts location who are subject to a collective bargaining agreement under the PFI Union. At September 30, 2016 there were thirty-six employees covered by the plan with the following breakdown, fourteen active, fourteen retired and eight terminated.

The benefit provisions to participants of the defined benefit plan are calculated based on the number of years of service and an annual negotiated Plan benefit per year of service. Annual compensation (or future compensation increases) is not used in calculating the benefit or future Plan contributions.

It is the Company’s practice to fund amounts for pensions sufficient to meet the minimum funding requirements set forth in applicable employee benefit laws. A total contribution of approximately $24,000 in cash was made to the Plan in the year ended September 30, 2016 and approximately $22,000 was contributed for the prior year period.

VERTEX CORPORATE HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following tables present the changes in benefit obligations and plan assets of the defined benefit plan for the Plan years ended September 30:

	2016	2015
Change in benefit obligation:	(In thousands)
Benefit obligation at October 1	$830	$795
Service cost	58	56
Interest cost	36	34
Actuarial gain/(loss)	77	(33)
Benefits paid	(24)	(22)

Benefit obligation at September 30	977	830

Change in plan assets:
Fair value of plan assets at October 1	818	809
Actual return on plan assets	96	9
Employer contributions	24	22
Benefits paid	(24)	(22)

Fair value of plan assets at September 30	914	818

Under funded at September 30	$(63)	$(12)

The $63,000 difference between Plan assets and accrued obligations represents the amount by which the Plan was under funded as of September 30, 2016 and is reflected in the Company’s balance sheet at September 30, 2016 in accrued expenses.

Weighted-average assumptions used to measure net periodic benefit obligation for the Plan years ended September 30:

	2016	2015
Discount rate	3.62%	4.40%
Compensation increase	0.00%	0.00%

Weighted-average assumptions used to measure net periodic benefit cost for the Plan years ended September 30:

	2016	2015
Discount rate	4.40%	4.32%
Expected long-term return on plan assets	5.00%	5.00%
Compensation increase	0.00%	0.00%

The following table represents the pension plan’s weighted-average asset allocations for the Plan year ended September 30:

2016
Equity securities	60%
Debt securities	40%
Real estate	0%
Other	0%

The Plan assets are all classified as Level 1 and as such have readily observable prices and therefore a reliable fair market value.

VERTEX CORPORATE HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table represents the total expected benefit payments to defined benefit pension plan participants for the Plan year ended September 30:

(In thousands)
2017	$281
2018	97
2019	132
2020	23
2021	230
2022 to 2027	254
Total	$1,017

7. Subsequent Events

On October 3, 2016, HWC Wire & Cable Company (the ‘Buyer”) a wholly owned subsidiary of Houston Wire and Cable Company [Company has already been defined]acquired all of the issued and outstanding shares of common stock of VERTEX and its subsidiaries from DXP pursuant to a Stock Purchase Agreement, dated as of October 3, 2016 between DXP and the Buyer (the “Purchase Agreement”). Houston Wire and Cable Company has guaranteed the obligations of the Buyer under the Purchase Agreement.

The purchase price for the acquisition consisted of $32 million in cash and is subject to a post-closing adjustment based on the net working capital of Vertex as of the closing date. The Buyer financed the payment of the purchase price through borrowings under an amendment to the Fourth Amended and Restated Loan and Security Agreement (the “2015 Loan Agreement”).

In addition, the Company granted 21,000 shares of restricted stock to four members of the Vertex management team. The shares will vest and declared dividends will be accrued, subject to their employment with the Buyer.

Also on October 3, 2016, in connection with the Vertex acquisition, the Buyer, Houston Wire and Cable Company, Vertex, and Bank of America, N.A., as agent and lender, entered into a First Amendment to the 2015 Loan Agreement (the “Loan Agreement Amendment”) amending the 2015 Loan Agreement. The Loan Agreement Amendment adds Vertex as borrower (and lien grantor) and provides the terms for inclusion of Vertex’s eligible accounts receivable and eligible inventory in the borrowing base for the 2015 Loan Agreement.

The Company has evaluated subsequent events through [The 12/15 financial statements say “through October 4, 2017, rather than the date the financials were issued]the date the consolidated financial statements were issued, and determined that, other than the above, there were no events which should be disclosed or recognized in the financial statements.